                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                    MUELLER INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]
                            MUELLER INDUSTRIES, INC.
                              2959 NORTH ROCK ROAD
                             WICHITA, KANSAS 67226
                           TELEPHONE: (316) 636-6300
                            ------------------------

                          NOTICE OF ANNUAL MEETING OF
                            STOCKHOLDERS TO BE HELD
                                  MAY 8, 1996
                            ------------------------

To the Stockholders of
Mueller Industries, Inc.

    The Annual Meeting of Stockholders of Mueller Industries, Inc. (the "Company"), will be held at the Crescent Club, 6075 Poplar Avenue, Ninth Floor, Memphis, Tennessee 38119 on Wednesday, May 8, 1996, at 10:00 A.M. local time, for the following purposes:

    1. To elect five directors, each to serve until the next annual meeting of stockholders (tentatively scheduled for May 6, 1997) or until his successor is elected and qualified;

    2.  To  amend the  Company's Certificate  of Incorporation  to increase  the
       number   of  authorized  shares  of   Common  Stock  from  20,000,000  to
       50,000,000;

    3. To consider and act upon a proposal to approve the appointment of Ernst & Young LLP, independent public accountants, as auditors of the Company for the year ending December 28, 1996; and

    4. To consider and transact such other business as may properly be brought before the Annual Meeting and any adjournment(s) thereof.

    Only stockholders of record at the close of business on March 13, 1996, will be entitled to notice of and vote at the Annual Meeting or any adjournment(s) thereof. A complete list of the stockholders entitled to vote at the Annual Meeting will be prepared and maintained at the Company's corporate headquarters at 2959 North Rock Road, Wichita, Kansas 67226. This list will be available for inspection by stockholders of record during normal business hours for a period of at least 10 days prior to the Annual Meeting.

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE SIZE OF YOUR HOLDINGS. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON, WE URGE YOU TO MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                          William H. Hensley
                                          CORPORATE SECRETARY

March 15, 1996

                                PROXY STATEMENT
                            MUELLER INDUSTRIES, INC.
                              2959 NORTH ROCK ROAD
                             WICHITA, KANSAS 67226
                           TELEPHONE: (316) 636-6300

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 8, 1996

                            ------------------------

                            SOLICITATION OF PROXIES

    The accompanying proxy is solicited by the Board of Directors of Mueller Industries, Inc., a Delaware corporation (the "Company"), for use at the annual meeting of stockholders (the "Annual Meeting") to be held at the Crescent Club, 6075 Poplar Avenue, Ninth Floor, Memphis, Tennessee 38119, on Wednesday, May 8, 1996, at 10:00 A.M. local time, or at any adjournment(s) thereof.

    This Proxy Statement, together with the Company's Annual Report for the fiscal year ended December 30, 1995, is first being mailed on or about March 15, 1996.

    When a proxy card is returned properly signed, the shares represented thereby will be voted in accordance with the stockholder's directions appearing on the card. If the proxy card is signed and returned without directions, the shares will be voted in favor of the proposals set forth thereon and for the nominees named herein. The discretion granted in the accompanying proxy card includes the authority to vote on all additional matters properly coming before the Annual Meeting as the persons named in the proxy deem appropriate. A stockholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by giving written notice to the secretary of the Meeting, or by casting a ballot at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by election inspectors appointed for the Meeting. The election inspectors will also determine whether a quorum is present. The holders of a majority of the shares of common stock, $.01 par value per share ("Common Stock") outstanding and entitled to vote who are present either in person or represented by proxy constitute a quorum for the Annual Meeting. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

    The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by telephone or otherwise. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their charges and expenses in forwarding proxies and proxy material to the beneficial owners of such stock. Additional solicitation of proxies of brokers, banks, nominees and institutional investors will be made by Continental Stock Transfer & Trust Company at a cost to the Company of approximately $2,500 plus out-of-pocket expenses.

                               VOTING SECURITIES

    The Company had 17,372,298 outstanding shares of Common Stock at the close of business on March 13, 1996, which are the only securities of the Company entitled to be voted at the Annual Meeting. The record holder of each share of Common Stock is entitled to one vote on each matter that may properly be brought before the Annual Meeting. Only stockholders of record at the close of business on March 13, 1996, will be entitled to notice of, and to vote at, the Annual Meeting. The Company's Certificate of Incorporation and Bylaws do not provide for cumulative voting for the election of Directors.

                             PRINCIPAL STOCKHOLDERS

    As of March 7, 1996, the following parties were known by the Company to be the "beneficial owner" of more than five percent of the Common Stock:

                                                          SHARES
                NAME AND ADDRESS OF                    BENEFICIALLY       PERCENT OF
                 BENEFICIAL OWNER                          OWNED            CLASS
---------------------------------------------------  -----------------  --------------
Harvey L. Karp                                           1,812,000(1)        9.45%(1)
c/o Mueller Industries, Inc.
2959 North Rock Road
Wichita, KS 67226

FMR Corp.                                                1,088,600(2)        6.27%
Edward C. Johnson 3d
Fidelity Management & Research Company
Fidelity Magellan Fund
82 Devonshire Street
Boston, MA 02109

---------
(1) Includes 1,800,000 shares of Common Stock that Mr. Karp has the right to acquire pursuant to the exercise of options.

(2) Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,088,600 shares of Common Stock as a result of acting as investment adviser to Fidelity Magellan Fund, an investment company registered under Section 8 of the Investment Company Act of 1940 ("Fidelity Magellan"). Fidelity Magellan owned 1,088,600 shares or 6.27% of the Common Stock outstanding on March 7, 1996. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of shares owned directly by Fidelity Magellan, which power resides with the Fidelity Magellan's Board of Directors. Fidelity carries out the voting of shares under written guidelines established by Fidelity Magellan's Board of Trustees. Members of the Edward C. Johnson 3d family and trusts for their benefit are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Edward C. Johnson 3d owns 12.0% and Abigail P. Johnson owns 24.5% of the aggregate outstanding voting common stock of FMR Corp. Mr. Johnson is Chairman of FMR Corp. and Abigail P. Johnson is a Director of FMR Corp. The Johnson family group and all other Class B shareholders of FMR Corp. have entered into a shareholder's voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholder's voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR Corp. This information is based on a Schedule 13G, dated February 14, 1996, jointly made by FMR Corp., Edward C. Johnson 3d, Abigail P. Johnson, Fidelity and Fidelity Magellan.

                             ELECTION OF DIRECTORS

    The Board of Directors proposes to elect the following five persons at the Annual Meeting to serve (subject to the Company's Bylaws) as directors of the Company until the next Annual Meeting (tentatively scheduled for May 6, 1997), or until the election and qualification of their successors: Robert B. Hodes, Harvey L. Karp, Allan Mactier, William D. O'Hagan and Robert J. Pasquarelli. If any such person should be unwilling or unable to serve as a director of the Company, which is not anticipated, the persons named in the proxy will vote the proxy for substitute nominees selected by them unless the number of directors has been reduced to the number of nominees willing and able to serve.

    Directors are elected by a plurality of the votes cast. "Plurality" means that the individuals who receive the largest number of votes cast "For" are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. Consequently, any shares not voted "For" a particular director (whether as result of a direction to withhold or a broker non-vote) will not be counted in such director's favor.

                   OWNERSHIP OF COMMON STOCK BY DIRECTORS AND
                OFFICERS AND INFORMATION ABOUT DIRECTOR NOMINEES

    The following table sets forth, as of March 7, 1996, information about the shares of Common Stock (calculated based on 17,372,298 shares outstanding) beneficially owned by each of the Company's current directors, nominees for director, executive officers and Named Officers (as defined under "Executive Compensation"). Unless otherwise indicated, all directors and nominees for director, executive officers and Named Officers have sole voting and investment power with respect to the shares of Common Stock reported. The table and the accompanying footnotes set forth their current positions with the Company, principal occupations and employment over the preceding five years, age and directorships held in certain other publicly-owned companies.

                                                     COMMON STOCK
                                                     BENEFICIALLY
                                                      OWNED AS OF     PERCENT
      PRINCIPAL OCCUPATION, EMPLOYMENT, ETC.         MARCH 7, 1996   OF CLASS
---------------------------------------------------  -------------  -----------
Robert B. Hodes....................................        12,000      *
    Director of the Company since February 10,
    1995; Director of Aerointernational, Inc., W.R.
    Berkley Corporation, Crystal Oil Company,
    Global Telecommunications, Limited, Loral
    Corporation, Loral Space & Communications Ltd.,
    R.V.I. Guaranty, Limited L.T.D., LCH
    Investments N.V. and Restructured Capital
    Holdings, Ltd.; age 70 (1)
Harvey L. Karp.....................................     1,812,000          9.45%
    Chairman of the Board of Directors since
    October 8, 1991; Director since August 1991;
    age 68 (2)

                                                     COMMON STOCK
                                                     BENEFICIALLY
                                                      OWNED AS OF     PERCENT
      PRINCIPAL OCCUPATION, EMPLOYMENT, ETC.         MARCH 7, 1996   OF CLASS
---------------------------------------------------  -------------  -----------
Allan Mactier......................................       272,800          1.57%
    Director of the Company since December 1990;
    age 73 (3)
William D. O'Hagan.................................       173,052      *
    Chief Executive Officer of the Company since
    January 1, 1994; Chief Operating Officer of the
    Company since June 22,1992; President of the
    Company since December 1, 1992; Director of the
    Company since January 1993; age 54 (4)
Robert J. Pasquarelli..............................         2,600      *
    Director of the Company since July 1991; age 50
    (5)
Earl W. Bunkers....................................        34,542      *
    Executive Vice President and Chief Financial
    Officer of the Company since August 28, 1991;
    age 62 (6)
William H. Hensley.................................        70,628      *
    Vice President and General Counsel of the
    Company since December 16, 1991; Secretary of
    the Company since January 30, 1992; age 44 (7)
Lowell Hill........................................             0      *
    Vice President--Human Resources of the Company
    since December 14, 1995; age 51 (8)
Kent A. McKee......................................        30,266      *
    Vice President--Business Development/Investor
    Relations since December 14, 1995; age 35 (9)
Richard G. Miller..................................         3,400      *
    Vice President and Chief Information Officer of
    the Company since November 10, 1994; age 43
    (10)
Lee R. Nyman.......................................        17,386      *
    Vice President--Manufacturing/Management
    Engineering of the Company since July 7, 1993;
    age 43 (11)
James H. Rourke....................................        33,216      *
    Group Vice President--Industrial Products
    Division of the Company since December 14,
    1995; age 47 (12)
John B. Hansen.....................................        24,020      *
    Vice President Marketing, Standard Products
    Division of the Company since December 14,
    1995; age 49 (13)
Executive Officers, Names Officers and Directors as
a Group............................................     2,485,910         12.80%**

---------

*   Less than 1%

** Includes 2,042,006 shares of Common Stock which are subject to stock options held by officers of the Company that are currently exercisable.

 (1) Mr. Hodes is Counsel to the New York law firm of Willkie Farr & Gallagher. The number of shares of Common Stock beneficially owned by Mr. Hodes includes 1,000 shares of Common Stock which are subject to currently exercisable stock options.

 (2) Mr. Karp has served (i) as Chief Executive Officer of the Company from October 31, 1991 to December 31, 1993, (ii) as acting Chief Executive Officer of the Company from October 8, 1991 to October 30, 1991, and (iii) as Co-Chairman of the Board of Directors of the Company from August 28, 1991 to October 7, 1991. For more than five years prior to October 8, 1991, Mr. Karp was self-employed in managing his private investment portfolio. The number of shares of Common Stock beneficially owned by Mr. Karp includes 1,800,000 shares of Common Stock which are subject to currently exercisable stock options.

 (3) Mr. Mactier is currently self-employed in managing his private investment portfolio and has been engaged in that capacity for more than the last five years. The number of shares of Common Stock beneficially owned by Mr. Mactier includes (i) 2,000 shares of Common Stock which are subject to currently exercisable stock options, (ii) 10,200 shares of Common Stock owned by trusts of which Mr. Mactier is trustee, (iii) 6,000 shares of Common Stock owned by one of Mr. Mactier's children, and (iv) 111,800 shares of Common Stock owned by Mr. Mactier's spouse. Mr. Mactier disclaims beneficial ownership of the 117,800 shares of Common Stock owned by his spouse and one of his children.

 (4) Mr. O'Hagan has served as Vice President and General Manager of NIBCO, Inc., a pipe valve and fittings manufacturer, for more than five years prior to June 1992. The number of shares of Common Stock beneficially owned by Mr. O'Hagan includes (i) 160,000 shares of Common Stock which are subject to currently exercisable stock options, and (ii) 10,000 shares of Common Stock owned by Mr. O'Hagan's spouse. Mr. O'Hagan disclaims beneficial ownership of the 10,000 shares of Common Stock owned by his spouse.

 (5) Mr. Pasquarelli is currently self-employed as a steel industry consultant. For more than five years prior to January 17, 1996, Mr. Pasquarelli served as Director, President and Chief Executive Officer of New Jersey Steel Corporation, a New Jersey based steel maker. The number of shares of Common Stock beneficially owned by Mr. Pasquarelli includes 2,000 shares of Common Stock which are subject to currently exercisable stock options.

 (6) Mr. Bunkers has served (i) as Treasurer of the Company from August 28, 1991 to November 8, 1991, (ii) without title as the chief financial representative of Mueller Brass Co. in Port Huron, Michigan, from December 28, 1990 to August 28, 1991, (iii) as Vice President--Finance and
    Administration and Chief Financial Officer for Mueller Brass Co. from January 1, 1990 to December 28, 1990, (iv) as Vice President--Finance of Case Corporation, an agricultural and construction equipment company owned by Tenneco, Inc., from July 1988 to June 1989, and (v) as Vice President--Finance and Chief Financial Officer of Case Corporation from August 1984 to June 1988.

 (7) Mr. Hensley has served as Vice President-Legal, General Counsel and Secretary for Learjet, Inc. (or its predecessor corporate entities), an aircraft manufacturing firm, from February, 1988 to December 13, 1991. The number of shares of Common Stock beneficially owned by Mr. Hensley includes
    (i) 4,400 shares of Common Stock which are subject to currently exercisable stock options, and (ii) 2,200 shares of Common Stock owned by Mr. Hensley's children.

 (8) Mr. Hill has served as a non-corporate level Vice President--Human Resources of the Company from September 20, 1995 to December 14, 1995. Prior to December 1994, he served as (i) Vice President--Human Resources, Integrated Component Systems, Inc., a start-up company formed to purchase manufacturing operations in the automotive industry, from September 1993 to December 1994, (ii) Vice President, Employee Relations, Harvard Industries, Inc., a manufacturer of component parts for the automotive and aerospace industries, from October 1992 to September 1993, and (iii) as Corporate Director, Employee Relations, Harvard Industries, Inc., from June 1987 to September 1992.

 (9) Mr. McKee has served (i) as Treasurer of the Company from November 8, 1991 to December 14, 1995 and from February 13, 1991 to August 28, 1991, (ii) as Assistant Secretary of the Company from August 28, 1991 to December 14, 1995, and (iii) as Secretary of the Company from December 28, 1990 to May 13, 1991. The number of shares of Common Stock beneficially owned by Mr. McKee includes 13,350 shares of Common Stock which are subject to currently exercisable stock options.

(10) Mr. Miller has served as chief information officer of the Company from October 31, 1994 to November 10, 1994. Prior to April 1994, he served as (i) Corporate Staff Vice President, Sonoco Products Company, a paper and packaging company, from January 1992 to April 1994, (ii) Staff Vice President--Corporate Controller at Sonoco Products Company from May 1990 to January 1992, and (iii) Group General Manager--Finance at Sonoco Products Company from May 1986 to May 1990.

(11) Mr. Nyman has served as Senior Associate of Booz Allen & Hamilton, a management consulting organization, from August 1992 to July 5, 1993. Prior thereto, he served for more than four years as a partner at Ingersoll Engineers, Inc., a management consulting firm. The number of shares of Common Stock beneficially owned by Mr. Nyman includes 16,600 shares of Common Stock which are subject to currently exercisable stock options.

(12) Mr. Rourke has served (i) as Vice President and General Manager--Industrial Division of the Company from November 4, 1993 to December 14, 1995, (ii) as Vice President General Manager, Industrial Products for Mueller Brass Co. in Port Huron, Michigan, from May 1989 to November 1993, and (iii) as Operations Manager--Engineered Products for Mueller Brass Co. from August 1987 to May 1989. The number of shares of Common Stock beneficially owned by Mr. Rourke includes 20,256 shares of Common Stock which are subject to currently exercisable stock options.

(13) Mr. Hansen has served (i) as Vice President and General Manager--Fittings Division of the Company from November 4, 1993 to December 14, 1995, (ii) as Vice President--Sales and Marketing of the Company from May 11, 1993 to November 4, 1993, (iii) as Vice President--Sales of the Company from September 1992 to May 11, 1993, (iv) as Vice President and General Manager, Copper Fittings of NIBCO, Inc., a pipe valve and fittings manufacturer, from January 1992 to September 1992, and (v) as Vice President--Marketing, Residential Products of NIBCO, Inc., from September 1988 to December 1991. The number of shares of Common Stock beneficially owned by Mr. Hansen includes 22,400 shares of Common Stock which are subject to currently exercisable stock options.

    During 1995, the Board of Directors held five meetings and took action one time by unanimous written consent. The Board of Directors established a standing Audit Committee and a Compensation Committee at its organizational meeting on February 13, 1991. On May 13, 1991, the Board of

Directors created two committees (the "Plan Committees") to be responsible for administering the Company's 1991 Employee Stock Purchase Plan and the 1991 Incentive Stock Option Plan. On November 16, 1993, the Board of Directors established a standing Nominating Committee. On May 12, 1994, the Board of
Directors created two committees (the "Option Plan Committees") to be responsible for administering the Company's 1994 Stock Option Plan and the Company's 1994 Non-Employee Director Stock Option Plan. During 1995, each of the directors attended 75% or more of the meetings of the Board and the meetings of the committees on which they served.

    The Audit Committee is composed of three directors who are not officers or employees of the Company: Robert Hodes, Allan Mactier and Robert Pasquarelli. During 1995, the Audit Committee held one meeting. The Audit Committee (i) makes recommendations to the Board of Directors regarding the appointment of the Company's independent accountants, (ii) reviews and approves any major change in the Company's accounting policy, (iii) reviews the scope and results of the independent audit, (iv) reviews and approves the scope of the non-audit services performed by the Company's independent accountants and considers the possible effect on the independence of the accountants, (v) reviews the effectiveness of the Company's internal audit procedures and personnel, (vi) reviews the Company's policies and procedures for compliance with disclosure requirements concerning conflicts of interest and the prevention of unethical, questionable or illegal payments, and (vii) makes such reports and recommendations to the Board of Directors as it may deem appropriate.

    The Compensation Committee is composed of two directors who are not officers or employees of the Company: Allan Mactier and Robert Pasquarelli. These same directors also serve as members of the Plan Committees and Option Plan Committees. The Compensation Committee (i) reviews management compensation standards and practices and (ii) makes such recommendations to the Board of Directors as it deems appropriate. During 1995, the Compensation Committee, the Plan Committees and the Option Committee held one formal meeting.

    The Nominating Committee is composed of two directors who are not officers or employees of the Company: Robert Hodes and Allan Mactier. The Nominating Committee makes recommendations to the Board of Directors regarding director candidates and criteria for Board membership. During 1995, the Nominating Committee held one meeting. The Nominating Committee does not consider individuals nominated by stockholders for election to the Board. However, under the Company's By-laws, nominations for the election of directors may be made by a qualifying stockholder, but only if written notice of such stockholder's intent to make such nomination has been received by the Secretary of the Company at the principal place of business (currently 2959 North Rock Road, Wichita, Kansas 67226; commencing in the middle of the second quarter of 1996, 6799 Great Oaks, Suite 200, Memphis, Tennessee 38138) not later than (i) with respect to an election to be held at an annual meeting of stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting (unless the annual meeting date is advanced by more than thirty days or delayed by more than sixty days, in which case different deadlines apply), and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, not earlier than 90 days prior to the special meeting and not later than the later of (a) 60 days prior to such special meeting or (b) the tenth day following the day on which public announcement is first made of the date of the special meeting, PROVIDED that in the event that the number of directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Company at least 70 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary of the Company not later than the tenth day following the day on which such public announcement is first made by the Company. To be a qualifying stockholder, the stockholder must be a stockholder of record at the time the notice was delivered to the Secretary of the Company. Each such notice shall set forth: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A (or successor provisions) under the Securities Exchange Act of 1934, including such person's written consent to be named in the proxy statement as a nominee and serving as a director if elected; (b) as to any other business that the stockholder desired to be brought before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner and (ii) the class and number of shares of Common Stock which are owned beneficially and of record by such stockholder and such beneficial owner. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

DIRECTOR COMPENSATION

    During 1995, Directors of the Company who were not employed by the Company received an annual fee for serving on the Company's Board of Directors of $25,000, plus a fee of $1,000 per Board and $750 per Audit, Compensation or Nominating Committee meeting attended by such Director, plus reimbursement for such Director's expenses incurred in connection with any such Board or Committee meeting, except no Committee meeting fees were paid for meetings held in conjunction with a Board of Directors meeting. In addition, the Chairman of the Audit, Compensation and Nominating Committees receive an annual fee of $2,500.

    Under the Company's 1994 Non-Employee Director Stock Option Plan, each member of the Company's Board of Directors who is neither an employee nor an officer of the Company is automatically granted each year on the date of the Company's Annual Meeting of Stockholders, without further action by the Board, an option to purchase 1,000 shares of Common Stock at the fair market value on the date the option is granted. As of March 7, 1996, options to purchase 5,000 shares of Common Stock were outstanding under the Company's 1994 Non-Employee Director Stock Option Plan.

BOARD OF DIRECTORS' AFFILIATIONS

    Mr. Hodes is Counsel to the law firm of Willkie Farr & Gallagher, which provided services to the Company during 1995.

                             EXECUTIVE COMPENSATION

    The following table summarizes the annual and long-term compensation for services in all capacities for the Company for the fiscal years 1995, 1994 and 1993, of those persons who were, at December 30, 1995, (i) the chief executive officer, (ii) the other four most highly compensated executive officers of the Company and (iii) an additional individual who was not serving as an executive officer of the Company at December 30, 1995, but about whom disclosure would otherwise have been required (collectively, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                                     ALL OTHER
                                                                                                                   COMPENSATION
                                                                                                                   -------------
                                                                                                LONG-TERM
                                                                                               COMPENSATION
                                                 ANNUAL COMPENSATION                     ------------------------
                               --------------------------------------------------------                 PAYOUTS
                                                                            OTHER        SECURITIES    LONG-TERM
     NAME AND PRINCIPAL                                                     ANNUAL       UNDERLYING    INCENTIVE
          POSITION                 YEAR        SALARY        BONUS     COMPENSATION(1)   OPTIONS (#)    PAYOUTS
-----------------------------  ------------  -----------  -----------  ----------------  -----------  -----------
Harvey L. Karp                      1995     $   577,500  $   462,000
Chairman of the                     1994     $   550,152  $   412,614
Board                               1993     $   480,000  $   344,506
William D. O'Hagan                  1995     $   393,750  $   295,313                       111,016
President and Chief                 1994     $   375,152  $   262,606                         2,250
Executive Officer                   1993     $   225,000  $   150,249    $    113,355       101,350
Earl W. Bunkers                     1995     $   172,000  $   103,200                         4,000
Executive Vice                      1994     $   167,652  $   100,591                        16,002
President and Chief                 1993     $   150,000  $    93,691                           900
Financial Officer
William H. Hensley                  1995     $   162,000  $    97,200                         4,972
Vice President,                     1994     $   155,152  $    93,091                        15,380
General Counsel and                 1993     $   140,000  $    87,691                           840
Secretary
Lee R. Nyman                        1995     $   153,606  $    82,947                         5,900
Vice President--                    1994     $   140,135  $    84,172                         9,786
Manufacturing                       1993(2)  $    60,096  $    37,603                        37,000
/Management
Engineering
John B. Hansen (3)                  1995     $   155,784  $    84,123    $     97,436(3)      4,918
Vice President--                    1994     $   147,499  $    88,496                        15,870
Marketing, Standard                 1993     $   131,154  $    81,483                           750
Products Division

---------
(1) Perquisites and other personal benefits received by each Named Officer in 1995, other than Mr. Hansen, aggregated below the required disclosure threshold.

(2) Mr. Nyman joined the Company in mid-1993.

(3) Mr. Hansen became the Vice President Marketing, Standard Products Division of the Company on December 14, 1995. During 1995, Mr. Hansen was reimbursed $66,514 for moving and other relocation expenses. The Company paid Mr. Hansen an additional $30,922 to reimburse him for additional taxes that related to these reimbursed moving and relocation expenses.

                                 OPTION GRANTS

    Shown below is further information on options granted during the fiscal year ended December 30, 1995, to the Named Officers.

                     OPTION GRANTS IN LAST FISCAL YEAR (*)

                                      INDIVIDUAL GRANTS
----------------------------------------------------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                            NUMBER OF    % OF TOTAL                                                 ASSUMED ANNUAL RATES OF
                           SECURITIES      OPTIONS                                                 STOCK PRICE APPRECIATION
                           UNDERLYING    GRANTED TO    EXERCISE OR  MARKET PRICE                        FOR OPTION TERM
                             OPTIONS    EMPLOYEES IN   BASE PRICE    ON DATE OF    EXPIRATION   -------------------------------
NAME                       GRANTED (#)   FISCAL YEAR     ($/ SH)    GRANT ($/SH)      DATE       0% ($)     5% ($)     10% ($)
-------------------------  -----------  -------------  -----------  -------------  -----------  ---------  ---------  ---------
Harvey L. Karp...........      --           --            --            --             --          --         --         --
William D. O'Hagan.......       1,016          0.45  % $  20.878  (1) $    24.5625 (1)   06/30/96     3,743     4,991     6,239
William D. O'Hagan.......      23,000         10.19  % $  25.063  (2) $    25.063  (2)   07/27/05    --      362,529    918,687
William D. O'Hagan.......      77,000         34.10  % $  24.875  (3) $    24.875  (3)   07/27/05    --    1,204,579  3,052,533
William D. O'Hagan.......      10,000          4.43  % $  27.375  (4) $    27.375  (3)   08/10/05    --      172,161    436,275
Earl W. Bunkers..........       4,000          1.77  % $  28.50   (5) $    28.50     12/28/05      --         71,695    181,682
William H. Hensley.......         972          0.43  % $  20.878  (1) $    24.5625 (1)   06/30/96     3,581     4,775     5,969
William H. Hensley.......       4,000          1.77  % $  28.50   (5) $    28.50     12/28/05      --         71,695    181,682
Lee R. Nyman.............         900          0.40  % $  20.878  (1) $    24.5625 (1)   06/30/96     3,316     4,421     5,527
Lee R. Nyman.............       5,000          2.21  % $  28.50   (6) $    28.50     12/28/05      --         89,618    227,102
John B. Hansen...........         918          0.41  % $  20.878  (1) $    24.5625 (1)   06/30/96     3,382     4,510     5,637
John B. Hansen...........       4,000          1.77  % $  28.50   (7) $    28.50     12/28/05      --         71,695    181,682

---------
* Effective as of September 6, 1995, the Company effected a two-for-one stock split in the form of a stock dividend. For options granted prior to the September 6, 1995 record date which had not been exercised prior to the record date, (a) the option price was reduced by half, and (b) the number of shares issuable upon exercise of such outstanding options was doubled. All options reported in the preceding table, if granted prior to the record date, have been adjusted to reflect the stock split.

(1) Under the Company's 1991 Employee Stock Purchase Plan, the Company offered eligible employees (generally all full-time employees) an option to purchase up to six shares of Common Stock for each $1,000 of base compensation. The option price is the lower of (i) 85% of the price of the Common Stock on the offering date, or (ii) 85% of the fair value of the Common Stock on the last day of the one-year offering period. The exercise or base price per share set forth in the table is 85% of $24.5625, which was the average of the closing price of the Common Stock on June 30, 1995 and July 3, 1995, which were the last trading day before and the first trading day following the July 1, 1995 offering date. The assumed stock price appreciation is based upon the average price of the Common Stock on June 30, 1995 and July 3, 1995. If the closing price of the Common Stock on June 30, 1996, the last day of the offering period, is less than $24.5625, the option price will be 85% of that lower market price.

(2) These options were granted under the Company's 1991 Incentive Stock Option Plan at 100% of the fair market value of the Common Stock at the time of grant, which in accordance with the terms of the 1991 Incentive Stock Option Plan, is the closing price of the Common Stock on the date of grant. For purposes of determining the potential realizable value of these options, the closing price of the Common Stock on the date of grant was used as the date of grant market price. These options vest ratably over a five year term, with the first 20% vesting on July 27, 1996, subject to earlier vesting related to a "Change in Control" as defined in Mr. O'Hagan's employment agreement. See discussion of Mr. O'Hagan's employment agreement in the section titled "Employment Contracts and Termination of Employment Arrangements" on pages 12-13.

(3) These options were granted under the Company's 1994 Stock Option Plan at 100% of the fair market value of the Common Stock at time of grant, which in accordance with the terms of the 1994 Stock Option Plan, is the mean between the highest and lowest sale price of the Common Stock on the last preceding trading date. For purposes of determining the potential realizable value of these options, the mean between the highest and lowest sale price of the Common Stock on the trading date immediately preceding the date of grant was used as the date of grant market price. These options vest ratably over a five year term, with the first 20% vesting on July 27, 1996, subject to earlier vesting related to a "Change in Control" as defined in Mr. O'Hagan's employment agreement. See discussion of Mr. O'Hagan's employment agreement in the section titled "Employment Contracts and Termination of Employment Arrangements" on pages 12-13.

(4) These options were granted under the Company's 1994 Stock Option Plan at 100% of the fair market value of the Common Stock at the time of grant. These options vest ratably over a five year term, subject to earlier vesting relating to a "Change in Control" as defined in Mr. O'Hagan's employment agreement, with the first 20% vesting on August 10, 1996.

(5) These options were granted under the Company's 1994 Stock Option Plan at 100% of the fair market value of the Common Stock at the time of grant. These options vest ratably over a five year term, with the first 20% vesting on December 28, 1996.

(6) These options were granted under the Company's 1994 Stock Option Plan at 100% of the fair market value of the Common Stock at the time of grant. These options vest over a five year term, with 20% vesting on the first anniversary of the grant date, 20% on the second anniversary of the grant date, 20% on January 3, 1999, 20% on the fourth anniversary of the grant date, and 20% on the fifth anniversary of the grant date.

(7) These options were granted under the Company's 1994 Stock Option Plan at 100% of the fair market value of the Common Stock at the time of grant. These options vest over a five year term, with 10% vesting on the first anniversary of the grant date, 10% on January 3, 1997, 20% on January 3, 1998, 20% on January 3, 1999, 20% on the fourth anniversary of the grant date, and 20% on the fifth anniversary of the grant date.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                     OPTION VALUES AT DECEMBER 30, 1995 (*)

                                                                          NUMBER OF
                                                                         SECURITIES
                                                                         UNDERLYING        VALUE OF UNEXERCISED
                                                                     UNEXERCISED OPTIONS  IN-THE-MONEY OPTIONS AT
                                                                      AT DEC. 30, 1995     DEC. 30, 1995($)(**)
                                                                     -------------------  -----------------------
                                       SHARES ACQUIRED     VALUE        EXERCISABLE/           EXERCISABLE/
NAME                                   ON EXERCISE(#)   REALIZED($)     UNEXERCISABLE          UNEXERCISABLE
-------------------------------------  ---------------  -----------  -------------------  -----------------------
Harvey L. Karp.......................                                        1,800,000/0             45,225,000/0
William D. O'Hagan...................         1,702         20,450       160,000/251,016      3,190,000/3,020,432
Earl W. Bunkers......................         7,002         73,540          4,400/26,600           55,399/447,214
William H. Hensley...................        20,380        371,754          4,400/15,572           55,399/153,108
Lee R. Nyman.........................           786          9,444         16,600/35,300          237,586/433,896
John B. Hansen.......................           870         10,453         22,400/27,518          470,092/429,745

---------
 * Adjusted to reflect the two-for-one stock split in the form of a stock dividend, which occurred effective September 6, 1995.

**   Represents the difference between the  closing price of the Common Stock on the last trading day prior to December 30, 1995 and the exercise price of the options.

The Company did not award stock appreciation rights to any executive officer during 1995, nor was any award made under any long-term incentive plan. The Company does not have a defined benefit or actuarial plan covering the Chief Executive Officer or any of the Named Officers.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

    Effective as of October 1, 1991, the Company entered into an employment agreement (the "Karp Employment Agreement") with Harvey L. Karp. The Karp Employment Agreement is subject to automatic extension for one year periods as of December 31 for each year, unless either party gives written notice of its intention not to extend the term of the Karp Employment Agreement. The Karp Employment Agreement provides for him to serve as Chairman of the Board of Directors of the Company. Effective January 1, 1994, the Karp Employment Agreement was amended to, among other things, (i) increase Mr. Karp's annual base salary to $550,000, and (ii) make Mr. Karp's discretionary cash incentive bonus for years subsequent to 1993 consistent with the executive bonus program which the Company establishes for other key employees. The Company also agreed in the amendment to pay Mr. Karp six months severance pay if the Company elects not to extend his employment under the Karp Employment Agreement.

    The Karp Employment Agreement also provides for an option (the "Inducement Option") to acquire 1,000,000 shares of Common Stock (adjusted to reflect the two-for-one split) at $4.125 per share. The Inducement Option is exercisable until one year after termination of Mr. Karp's employment with the Company under the Karp Employment Agreement, unless Mr. Karp's employment is terminated for Cause (as defined in the Karp Employment Agreement), in which case the Inducement Option shall only remain exercisable for a period of 30 days following Mr. Karp's receipt of written notice from the Company specifying the basis for Cause. Effective January 1, 1994, Mr. Karp's existing option agreements for 1,800,000 shares of Common Stock (adjusted to reflect the two-for-one split) were amended to provide that Mr. Karp may exercise his options from time to time by paying the exercise price in cash or, at Mr. Karp's option, executing a promissory note (the "Karp Note") in favor of the Company, containing the following terms: (i) the Karp Note would be secured by stock, which could not otherwise be sold, assigned, pledged, encumbered, transferred or otherwise hypothecated by Mr. Karp so long as the Karp Note was outstanding, provided that Mr. Karp would be free to sell any or all such shares so long as he paid down the Karp Note in an amount equal to the option price times the number of shares sold; (ii) the Karp Note would be due in three years from the date of exercise of the option; (iii) interest would be payable quarterly; (iv) the interest rate would be fixed at the higher of (x) the three year treasury rate in effect when the options were exercised, and (y) the rate at which the Company is then able to borrow funds having a three year term; and (v) the Karp Note would be prepayable, at any time, in whole or in part without penalty. The Company also agreed that, at its cost, it would file a Registration Statement on Form S-8 (or its equivalent) relating to Mr. Karp's existing options.

    Effective as of January 1, 1994, the Company entered into an employment agreement (the "O'Hagan Employment Agreement") with William D. O'Hagan. The O'Hagan Employment Agreement original term expires on December 31, 1996. The O'Hagan Employment Agreement provides for him to serve as President and Chief Executive Officer of the Company at an annual base salary for the first year of $375,000, with increases in the base salary in future years to be determined in good faith by the Company. The O'Hagan Employment Agreement also provides for, among other things, (i) discretionary cash incentive bonuses in years subsequent to 1993 consistent with the executive bonus program which the Company establishes for other key executives, and (ii) an option to acquire 100,000 shares of Common Stock (adjusted to reflect the two-for-one stock split) pursuant to the Company's 1991 Incentive Stock Option Plan. These options vest ratably over a five year term, with the first 20% vesting on January 1, 1995. Mr. O'Hagan's options may be exercised by cash or, at Mr. O'Hagan's option, by executing a promissory note. The terms of the note are identical to the Karp Note, which are detailed in the preceding paragraph. The Company also agreed that, at its cost, it would file a Registration Statement on Form S-8 (or its equivalent) relating to Mr. O'Hagan's existing options to acquire 200,000 shares of Common Stock (adjusted to reflect the two-for-one split). During the employment term, Mr. O'Hagan can only be terminated for Cause (as defined in the O'Hagan Employment Agreement).

    Effective as of August 10, 1995, the Company amended the O'Hagan Employment Agreement, to provide for annual upward adjustments, commencing in 1996, of Mr. O'Hagan's base salary in relation to increases granted to other key executives, an extension of the term of the O'Hagan Employment Agreement for an additional three years, and to provide that the Company could not terminate Mr. O'Hagan's employment upon less than thirty days prior written notice. The O'Hagan Employment Agreement was amended to add provisions concerning a "Change in Control", which is defined to mean (i) a change in control which would be required to be reported to the Securities and Exchange Commission or any securities exchange on which the Common Stock is listed, (ii) any non-exempted person or party becoming the beneficial owner of securities representing 20% or more of the voting power of the Company, or (iii) when the individuals who, on August 10, 1995, constituted the Board of Directors of the Company cease to constitute at least a majority of the Board, provided that new directors are deemed to have been directors on that date if elected by or on recommendation of at least sixty percent of the directors who were directors on August 10, 1995. If concurrent with, or at any time within six months after a "Change in Control", either the Company terminates Mr. O'Hagan's employment or Mr. O'Hagan voluntarily terminates his employment, then Mr. O'Hagan would be entitled to a lump sum severance payment in the following amount: (i) Mr. O'Hagan's full base salary through the date of termination; (ii) an amount equal to the product of (x) Mr. O'Hagan's then annual base salary rate, multiplied by (y) the number of years (including partial years) then remaining in the term; and (iii) an amount equal to the product of (x) Mr. O'Hagan's bonus for the immediately preceding year, multiplied by (y) the number of years (treating any remaining partial year as a full year) then remaining in the term. In addition, Mr. O'Hagan would continue (at the Company's expense) to participate, for the number of years (including partial years) then remaining in the term, in all the Company's employee benefit plans, to the same extent and upon the same terms and conditions as Mr. O'Hagan participated immediately prior to the termination, provided that Mr. O'Hagan's participation is permissible or otherwise practicable under the general terms and provisions of such benefit plans. Finally, in such event, on the later of
(x) the day Mr. O'Hagan notifies the Company he is terminating as a result of a "Change in Control", and (y) ten (10) days prior to the date Mr. O'Hagan's employment is terminated, all remaining unvested options previously granted to Mr. O'Hagan would become immediately exercisable on that date. In addition to the amendments discussed above, the O'Hagan Employment Agreement was amended to reference additional options granted pursuant to the 1991 Incentive Stock Option Plan and 1994 Stock Option Plan.

    The Company does not have any other employment agreements with Named Officers. Except as set forth above, the Company has no compensatory plan or arrangement with respect to any Named Officer which would result in severance or change-in-control payments in excess of $100,000.

                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

    Base compensation payable to Mr. Karp, the Company's Chairman, and to Mr. O'Hagan, its Chief Executive Officer, is principally governed by the terms of their employment agreements. These agreements provide for minimum base compensation of $550,000 for Mr. Karp and $375,000 for Mr. O'Hagan effective as of January 1, 1994. Effective as of January 1, 1995, the Compensation Committee increased the base compensation payable to each of Messrs. Karp and O'Hagan by five percent, which was in line with base compensation increases granted to other key executives in 1994.

    The employment agreements for Messrs. Karp and O'Hagan also provide for payment of an annual discretionary bonus. For 1995, Messrs. Karp and O'Hagan were awarded discretionary bonuses in the amount of 80% and 75%, respectively, of their gross wages (excluding bonuses for 1994 which were paid in 1995, and certain other miscellaneous items). The bonuses paid to Messrs. Karp and O'Hagan were set by the Compensation Committee, based on its favorable assessment of their contributions to the Company's growth and profitability in 1995.

    The Compensation Committee increased base compensation payable to other officers during 1995 by an average of five percent, based in part on recommendations from Messrs. Karp and O'Hagan, as well as the Company's positive operating results. Bonuses paid to officers other than Messrs. Karp and O'Hagan for 1995 did not exceed 60% of gross wages (excluding bonuses for 1994 which were paid in 1995, and certain other miscellaneous items). These bonuses were paid pursuant to the Company's 1995 bonus program, which provided for bonuses to be paid based on the Company's attainment of income targets for fiscal 1995. In the case of officers employed by the Company's operating divisions, bonuses were based on targeted income for fiscal 1995 at both the divisional and Company level.

    The Compensation Committee periodically grants stock options to executive officers and other key employees as part of the Company's overall executive compensation program. As set forth above in the "Option Grants" table, the Compensation Committee made several option grants in 1995 to Mr. O'Hagan, the Company's Chief Executive Officer, and also authorized an amendment to his employment agreement providing for accelerated option vesting upon a termination connected to a "Change in Control." These options were granted to Mr. O'Hagan to provide an additional incentive for him to continue to serve as the Company's Chief Executive Officer for the next several years. The Compensation Committee also granted options to acquire an aggregate of 27,000 shares of Common Stock to other executive officers, based in part on recommendations from Messrs. Karp and O'Hagan. When granting options to executive officers, the Compensation Committee considers the total number of shares available under the Company's option plans, the number of options previously granted to such officers, Company and individual performance, and each officer's level of responsibility within the Company. No specific corporate or individual performance factors are used, however. The Compensation Committee believes that stock options are an integral part of the Company's executive compensation program, which motivate executives to practice long-term strategic management, and align their financial interests with those of the Company's stockholders.

    Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to each of the Chief Executive Officer and the four other highest paid executive officers to $1 million per year, subject to certain exceptions. The Compensation Committee is comprised of "outside" directors and the Company's 1994 Stock Option Plan has been structured so that compensation attributable to options will qualify as "performance based" compensation, which is excluded from the determination of the annual maximum deductible amount. If, because of competitive factors, individual performance or changes in tax provisions, the Compensation Committee determines that it is appropriate to pay one or more executive officers compensation in excess of the annual maximum deductible amount, the Compensation Committee would expect to authorize such compensation. During 1995, Mr. Karp's annual cash compensation slightly exceeded the maximum deductible amount.

ALLAN MACTIER                                              ROBERT J. PASQUARELLI

                          CORPORATE PERFORMANCE GRAPH

    The following table compares total stockholder return since February 27, 1991 to the Dow Jones Equity Market Index ("Equity Market Index") and the Dow Jones Building Material Index ("Building Material Index"). Total return values for the Equity Market Index, the Building Material Index and the Company were calculated based on cumulative total return values assuming reinvestment of dividends. The Common Stock first traded on the New York Stock Exchange under the symbol MLI on a "when issued" basis on February 27, 1991.

                                     [GRAPH]

                                                         02/27/91     12/28/91     12/26/92     12/25/93     12/31/94     12/31/95
                                                        -----------  -----------  -----------  -----------  -----------  -----------
Mueller Industries, Inc...............................         100           76          203          310          275          538
Dow Jones Equity Market Index.........................         100          115          129          140          141          196
Dow Jones Building Material Index.....................         100          108          140          170          138          188

                           CERTAIN RELATIONSHIPS AND
                          TRANSACTIONS WITH MANAGEMENT

    In connection with the relocation of Mr. O'Hagan, the Company's Chief Executive Officer and Board member, from Wichita, Kansas to Memphis, Tennessee, in August, 1995, the Company advanced Mr. O'Hagan $200,000, at no interest, towards the purchase of a new house in the Memphis, Tennessee area. The advance was for a one year period, subject to mandatory earlier payment in full within fifteen days of the sale of Mr. O'Hagan's current residence. Two other executive officers had similar advances outstanding during 1995. Mr. Richard G. Miller, the Company's Vice President and Chief Information Officer, was advanced $125,000 in connection with his relocation to Wichita, Kansas, and Mr. Lowell Hill, the Company's Vice President - Human Resources, was advanced $116,000 in connection with his relocation to the Memphis, Tennessee area. As of March 7, 1996, the advances to Messrs. O'Hagan and Hill remained outstanding.

                  AMENDMENT OF CERTIFICATE OF INCORPORATION TO
                        INCREASE AUTHORIZED COMMON STOCK

    The Board of Directors has unanimously voted to recommend that the stockholders adopt an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 20,000,000 shares to 50,000,000 shares. If the amendment is approved, the shares may be issued from time to time by the Board of Directors. It is not expected that further authorization from stockholders will be solicited for the issuance of any shares of Common Stock, except to the extent such authorization is required by law or by the rules of the New York Stock Exchange. Currently there is no agreement, arrangement or understanding relating to the issuance and sale of Common Stock. Stockholders do not have, and the proposed amendment would not create, any preemptive rights.

INCREASE OF AUTHORIZED COMMON STOCK

    The Board of Directors recommends that the number of authorized shares of Common Stock be increased to 50,000,000 shares. The Company currently has 20,000,000 shares of Common Stock authorized. The Company's two-for-one stock split in the form of a stock dividend, with a September 6, 1995 record date, doubled the number of shares of Common Stock outstanding and reserved for issuance, thereby reducing the number of shares of Common Stock otherwise available for issuance. As of March 7, 1996, the Company had virtually no authorized shares of Common Stock that were not outstanding or reserved for issuance under various stock option plans or agreements.

    The Board believes that it is desirable to have a sufficient number of shares of Common Stock available, as the occasion may arise, for possible future financings and acquisition transactions, stock dividends or splits, stock issuances pursuant to employee benefit plans and other proper corporate purposes. Having such additional shares available for issuance in the future would give the Company greater flexibility by allowing shares to be issued without incurring the delay and expense of a special stockholder's meeting.

VOTE REQUIRED

    Approval of the proposal to increase the authorized Common Stock will require the affirmative vote of a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have the effect of negative votes.

                            APPOINTMENT OF AUDITORS

    Ernst & Young LLP ("E & Y") has, upon the recommendation of the Company's Audit Committee, been selected and appointed by the Board of Directors to audit and certify the Company's financial statements for the year ending December 28, 1996, subject to ratification by the Company's stockholders. If the appointment of E & Y is not ratified by the stockholders at the Annual Meeting, the Board of Directors will reconsider its action and will appoint auditors for the 1996 fiscal year without further stockholder action. Further, even if the appointment is ratified by stockholder action, the Board of Directors may at any time in the future in its discretion reconsider the appointment without submitting the matter to a vote of stockholders. It is expected that representatives of E & Y will be in attendance at the Annual Meeting and will be available to answer questions and to make a statement if they desire to do so.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS AUDITORS OF THE COMPANY.

                      SUBMISSION OF STOCKHOLDER PROPOSALS
                          FOR THE 1997 ANNUAL MEETING

    It is presently anticipated that the 1997 Annual Meeting will be held on or about May 6, 1997. In order for a stockholder proposal to be included in the Company's proxy materials for the 1997 Annual Meeting, it must be received by the Secretary of the Company no later than November 9, 1996. It is urged that any such proposal be sent by certified mail, return receipt requested. If the date of the 1997 Annual Meeting is changed to a date more than 30 days earlier or later than May 6, 1997, the Company will inform the stockholders in a timely fashion of such change and the date by which proposals of stockholders must be received for inclusion in the proxy materials.

                          OTHER MATTERS TO COME BEFORE
                                  THE MEETING

    If any matter not described herein should properly come before the Annual Meeting, the persons named in the proxy will vote the shares represented by them as they deem appropriate. At the date of this Proxy Statement, the Company knew of no other matters which might be presented for stockholder action at the Annual Meeting.

                               OTHER INFORMATION

    Based solely upon its review of Forms 3 and 4 received by it and written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during 1995 all filing requirements applicable to its officers, directors and ten percent shareholders were complied with, except that (i) Mr. Lowell Hill failed to timely file his initial Form 3 upon becoming an executive officer, and (ii) Mr. William D. O'Hagan, an executive officer and director, failed to timely file his Form 4 indicating he had acquired options in July 1995.

    Consolidated financial statements for the Company are included in the Annual Report to Stockholders for the year 1995 that accompanies this Proxy Statement. These financial statements are also on file with the Securities and Exchange Commission, 450 Fifth Avenue, N.W., Washington, D.C. 20549 and with the New York Stock Exchange.

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED FOR THE YEAR 1995 (EXCLUDING EXHIBITS) WILL BE FURNISHED, WITHOUT CHARGE, BY WRITING TO WILLIAM H. HENSLEY, SECRETARY, MUELLER INDUSTRIES, INC., AT THE COMPANY'S PRINCIPAL PLACE OF BUSINESS. CURRENTLY, THE COMPANY'S PRINCIPAL PLACE OF BUSINESS IS 2959 NORTH ROCK ROAD, WICHITA, KANSAS 67226. COMMENCING IN THE MIDDLE OF THE SECOND QUARTER OF 1996, THE ADDRESS OF THE COMPANY'S PRINCIPAL PLACE OF BUSINESS WILL BE 6799 GREAT OAKS, SUITE 200, MEMPHIS, TENNESSEE 38138.

                                            By order of the Board of Directors

                                                    William H. Hensley
                                                   Corporate Secretary

March 15, 1996

                            MUELLER INDUSTRIES, INC.
             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - MAY 8, 1996
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                               / / I plan to attend the meeting.

1. Election of Directors.                  / / FOR all nominees                       / / WITHHOLD AUTHORITY
                                             (except as indicated to the contrary)      to vote for all nominees.
                                           Nominees: Robert B. Hodes, Harvey L. Karp, Allan Mactier, William D. O'Hagan and
                                           Robert J. Pasquarelli.
                                           (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

                                            -----------------------------------------------------------------------------------
2. Approve amendment increasing number of
   authorized shares of Common Stock from
   20,000,000 to 50,000,000                / / FOR                  / / AGAINST                  / / ABSTAIN
3. Approve the appointment of Ernst &
   Young LLP as auditors of the Company.   / / FOR                  / / AGAINST                  / / ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" IN ITEMS 2 AND 3.

 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

                                                     (CONTINUED ON REVERSE SIDE)

                            MUELLER INDUSTRIES, INC.
             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - MAY 8, 1996

    The undersigned hereby appoints Earl W. Bunkers and William H. Hensley, and each of them, Proxies, with full power of substitution in each, to represent and to vote, as designated, all shares of Common Stock of Mueller Industries, Inc., that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 8, 1996, and at all adjournments thereof, upon and in respect of the matters set forth on the reverse side hereof, and in their discretion upon any other matter that may properly come before said meeting.

                                              Dated: _____________________, 1996

                                              ----------------------------------
                                                          Signature

                                              ----------------------------------
                                                  Signature if held jointly

                                              Please sign exactly as your name
                                              appears to the left. When shares
                                              are held jointly, each shareholder
                                              named should sign. When signing as
                                              attorney, executor, administrator,
                                              trustee or guardian, you should so
                                              indicate when signing. If a
                                              corporation, please sign in full
                                              corporate name by duly authorized
                                              officer. If a partnership, please
                                              sign in partnership name by
                                              authorized person.